Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Exhibit 99.1

FOR IMMEDIATE RELEASE

Friday, February 10, 2012

Media General Announces Short-Term Bridge Amendment to Existing Credit Agreement

RICHMOND, VA. — Media General, Inc. (NYSE: MEG), a multimedia provider of broadcast television, digital media and print products, today announced that the company has completed the first step in the refinancing process with its lender group, reaching agreement for a short-term bridge amendment to its existing credit agreement. The amendment provides Media General with near-term flexibility as it pursues discussions with the lender group concerning covenant amendments and an extension of the maturity of $363 million of bank debt due next year, March 29, 2013. The bridge amendment resets the leverage ratio during the first quarter of 2012 and waives a Feb. 9, 2012, deadline to demonstrate covenant compliance on a prospective basis.

“We’re pleased that our lender group waived the technical issues under our existing credit agreement. Their doing so provides the time and flexibility needed to continue our constructive dialogue on an amend-and-extend proposal,” said James F. Woodward, vice president-finance and chief financial officer of Media General. “We are seeking covenant amendments that would provide more flexibility to operate in a continued uncertain advertising environment, particularly in our print business, and an extension that would provide Media General with time and flexibility to reduce total debt and to refinance,” said Mr. Woodward. “We are pleased that 2012 has started strongly in our Broadcast business, where we have generated significant Political and Super Bowl revenues,” he said.

A copy of the full bridge amendment is available as Exhibit 10.1 to a Form 8-K filing, a copy of which was posted to the Investor Relations Section of the company’s website www.mediageneral.com.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. The company is transforming itself over time to a digital media model, while continuing to effectively manage its larger, cash producing broadcast television and print platforms. Media General’s operations are organized in five geographic market segments and a sixth segment that includes the company’s interactive advertising services and certain other operations. The company’s operations include 18 network-affiliated television stations and their associated websites and 23 newspapers and their associated websites. Media General operates three digital media advertising services companies: Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a leading provider of wireless media and mobile marketing services.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748